Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Viomi Technology Co., Ltd. of our report dated June 26, 2018, except for the effects of the share split discussed in Note 18 to the consolidated financial statements, as to which the date is August 28, 2018 relating to the financial statements, which appears in Viomi Technology Co., Ltd.’s prospectus filed on September 26, 2018 pursuant to Rule 424(b).

/s/PricewaterhouseCoopers Zhong Tian LLP

Guangzhou, the People’s Republic of China
March 22, 2019